Sanford C. Bernstein Fund, Inc.
811-05555
Exhibit 77C Matters submitted to a vote of security holders


RESULTS OF STOCKHOLDERS MEETING
unaudited

A Special Meeting of Stockholders of the Sanford C.
Bernstein
Fund, Inc. the Fund was held on March 26, 2015 the
Meeting.

At the Meeting, with respect to the election of Directors for the Fund, the required number of outstanding shares was voted in favor of each nominee, and each nominee was elected. A description of the proposal and number of shares voted at the Meeting is as follows:

Proposal: The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.


Voted For
Withheld
Authority
Suzanne
Brenner
831,363,830.834
13,422,670.940
Bart Friedman
829,990,206.131
14,796,295.643
R. Jay Gerken
829,551,189.508
15,235,312.266
William
Kristol
816,672,207.875
28,114,293.899
Seth Masters
830,255,299.447
14,531,202.327
Debra Perry
830,836,609.265
13,949,892.509
Donald K.
Peterson
829,878,854.070
14,907,647.704
Thomas B.
Stiles II
828,440,457.664
16,346,044.110
Rosalie J.
Wolf
829,844,873.428
14,941,628.346




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